Exhibit 99

News Release

Contact:	Charles R. Guarino
Treasurer
(814) 765-9621
FOR IMMEDIATE RELEASE

CNB FINANCIAL CORPORATION REPORTS THIRD QUARTER EARNINGS FOR 2009

Clearfield, Pennsylvania – October 23, 2009

CNB Financial Corporation (NASDAQ: CCNE), the parent company of CNB Bank, today announced increases in net income and earnings per share for the third quarter and first nine months of 2009. Highlights include the following:

•	Net income of $2.2 million, or $0.26 per share, for the quarter, compared to a loss of $744 thousand, or $0.09 per share, in the third quarter of 2008.

•	Net income of $7.0 million, or $0.80 per share, for the first nine months of 2009 representing a 103% increase over the same period of 2008.

•	Returns on average equity and assets of 14.29% and 0.89%, respectively, for the first nine months of 2009.

•	Net interest margin of 4.03% year to date.

•	Deposits of $888.6 million, an increase of 10.1% over September 30, 2008.

•	Loans outstanding of $686.9 million, an increase of 3.1% over September 30, 2008.

•	Increased loan loss reserve level of 1.37% compared to 1.16% at September 30, 2008.

•	Nonperforming asset levels increased to 1.32% of total assets compared to 0.49% at September 30, 2008.

•	Third quarter dividend paid at $0.165 per share.

William F. Falger, President and CEO, commented, “We are pleased with our performance in 2009 despite the continuing economic challenges in our local markets as well as nationally. We continue to experience strong deposit growth while loan growth has been nominal due to economic conditions. Problem loans as measured by nonperforming assets have increased year over year but remain manageable and below peer average. We feel that we remain well-positioned to capitalize on future opportunities as our economy begins its recovery.”

Consolidated balance sheets (in thousands)

	(Unaudited) 9/30/09	12/31/2008	(Unaudited) (As restated) 9/30/08
ASSETS:
Cash and cash equivalents	$21,651	$31,256	$68,554
Securities, time deposits and other equity interests	314,464	250,511	205,563
Net loans, including loans held for sale	686,881	666,169	666,271
Premises and equipment, net	22,551	23,578	23,233
Other assets	44,753	45,004	43,628

TOTAL ASSETS	$1,090,300	$1,016,518	$1,007,249

LIABILITIES:
Deposits	$888,614	$814,596	$807,433
Borrowings and subordinated debentures	121,762	128,817	128,827
Other liabilities	11,347	10,638	8,411

TOTAL LIABILITIES	1,021,723	954,051	944,671

SHAREHOLDERS’ EQUITY	68,577	62,467	62,578

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,090,300	$1,016,518	$1,007,249

See the disclosure that follows the financial results on the following page regarding restatement of prior period results.

Financial results - unaudited (in thousands, except share data)

	For Quarter Ended		Year To Date
	9/30/09	(As restated) 9/30/08	9/30/09	(As restated) 9/30/08
Net interest income	$9,484	$9,140	$28,054	$27,181
Provision for loan losses	1,094	716	2,964	1,981

Net interest income after provision	8,390	8,424	25,090	25,200
Other income (loss)	2,066	(2,581)	6,819	815
Noninterest expenses	7,484	7,283	22,653	21,742

Income (loss) before income taxes	2,972	(1,440)	9,256	4,273
Income tax expense (benefit)	723	(696)	2,293	839

NET INCOME (LOSS)	$2,249	$(744)	$6,963	$3,434

Earnings (loss) per share, fully diluted	$0.26	$(0.09)	$0.80	$0.40
Dividends per share	$0.165	$0.16	$0.495	$0.48

Management restated its financial statements as of September 30, 2008 and for the three and nine month periods then ended due to an estimation error in the level III valuation of a structured pooled trust preferred security as well as differences associated with certain assumptions used in the evaluation of another structured pooled trust preferred security for other-than-temporary impairment. Because these items were not material to the consolidated financial statements taken as a whole, an amended Form 10-Q for the quarter ended September 30, 2008 was not filed.

	As of or for the nine months ended September 30, 2009	As of or for the nine months ended September 30, 2008
SELECTED RATIOS
Net interest margin	4.03%	4.39%
Return on:
Average equity	14.29%	6.77%
Average assets	0.89%	0.49%

CAPITAL RATIOS (a)
Total risk-based capital ratio	12.09%	12.00%
Tier 1 capital ratio	10.86%	10.92%
Leverage ratio	8.00%	8.64%

ASSET QUALITY RATIOS
Nonperforming assets to total assets	1.32%	0.49%
Net charge-offs to average loans	0.44%	0.20%
Allowance for loan losses to net loans	1.37%	1.16%

(a)	The capital ratios as of September 30, 2009 are estimated

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks; changing economic competitive conditions; and other risks and uncertainties.

CNB Bank’s website is www.bankcnb.com.